                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-64807

PROSPECTUS
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                                7,500,000 SHARES

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                                  COMMON STOCK


  This Prospectus relates to an aggregate of 7,500,000 shares (the "Shares") of common stock ("Common Stock") of Eastern Environmental Services, Inc., a Delaware corporation (the "Company"), which may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible debt securities issued in connection with such acquisitions (the "Offering").

  It is expected that the terms of acquisitions involving the issuance of the Shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the Shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the Shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any such fee may be deemed to be underwriting commissions or discounts under the Securities Act.

  This Prospectus, as amended or supplemented if appropriate, has also been prepared for use, and with the Company's permission may be used, by the persons who have received or will receive shares issued in Company acquisitions, including Shares sold hereunder and who wish to offer and sell such Shares, upon terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act. Any profits realized on such sales by such persons may be regarded as underwriting compensation under the Securities Act. See "Outstanding Securities Covered by this Prospectus."

  At the close of business on October 26, 1998, the Company had 36,962,380 shares of Common Stock outstanding. Those shares are listed for trading on The NASDAQ National Market ("Nasdaq"). Application will be made to list the Shares of Common Stock covered by this Prospectus on Nasdaq. The Common Stock is traded on Nasdaq under the symbol "EESI." On October 26, 1998, the last reported sale price for the Common Stock as reported by Nasdaq was $28 per share.

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  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

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               THE DATE OF THIS PROSPECTUS IS OCTOBER 27, 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus as of their respective dates:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (as amended on Form 10-K/A filed October 28, 1997), excluding the financial statements and notes thereto, selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations which have been superseded by the financial statements and notes thereto, the selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Current Report on Form 8-K dated September 22, 1998.

     (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 (filed November 13, 1997), December 31, 1997 (filed February 17, 1998), March 31, 1998 (as amended on Form 10-Q/A filed August 14, 1998) and June 30, 1998 (filed August 14, 1998); the financial statements and notes thereto contained in the Quarterly Report on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 are deemed to be outdated as they are not on a basis consistent with the consolidated financial statements and notes thereto included in the Company's Current Report on Form 8-K dated September 22, 1998 as they do not reflect:

           (a) pooling of interests accounting for acquisitions that occurred subsequent to the date of the respective Quarterly Reports on Form 10-Q.

           (b) as it relates to the quarter ended September 30, 1997, earnings per share information calculated in accordance with the recently issued pronouncement FASB 128, Earnings Per Share.
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     (iii) The Company's Transition Report on Form 10-K for the six months ended December 31, 1997 (filed July 1, 1998), excluding the financial statements and notes thereto, selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations which have been superseded by the financial statements and notes thereto, the selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Current Report on Form 8-K dated September 22, 1998.

     (iv)  The following Current Reports on Form 8-K of the Company:

           (a) five Forms 8-K/A filed on July 10, 1997, for the purpose of: (1) amending the Company's Form 8-K/A dated July 2, 1996; (2) amending the Company's Form 8-K dated September 27, 1996; (3) amending the Company's Form 8-K dated December 10, 1996; (4) amending the Company's Form 8-K dated January 31, 1997; and (5) amending the Company's Form 8-K dated March 31, 1997;

           (b) Form 8-K dated May 12, 1997 (as amended on Form 8-K/A filed July 11, 1997 and as amended on Form 8-K/A filed July 25, 1997);

           (c) Form 8-K dated August 15, 1997 (as amended on Form 8-K/A filed October 10, 1997);

           (d) Form 8-K dated August 20, 1997 (as amended on Form 8-K/A filed November 3, 1997);

           (e)  Form 8-K dated October 17, 1997;

           (f)  Form 8-K dated October 27, 1997;

           (g) Form 8-K dated December 1, 1997 (as amended on Form 8-K/A filed February 17, 1998);

           (h) Form 8-K dated December 1, 1997 (as amended on Form 8-K/A filed February 13, 1998);

          (i) Form 8-K dated February 12, 1998 (as amended on Form 8-K/A filed April 27, 1998);

          (j) Form 8-K dated February 27, 1998, excluding the financial statements and notes thereto, selected consolidated financial data, and the information contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations included therein, which have been superseded by the financial statements and notes thereto, the selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Result of Operations included in Eastern's Current Report on Form 8-K dated September 22, 1998;

          (k) Form 8-K dated March 9, 1998 (as amended on Form 8-K/A filed April 8, 1998);

          (l) Form 8-K dated March 31, 1998 (as amended on Form 8-K/A filed April 24, 1998);

          (m)  Form 8-K dated March 31, 1998;

          (n)  Form 8-K dated April 1, 1998;

          (o) Form 8-K dated April 20, 1998 (as amended on Form 8-K/A filed May 20, 1998 and August 7, 1998);

          (p) Form 8-K dated April 24, 1998, excluding the financial statements and notes thereto, selected consolidated financial data, and the information contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations included therein, which have been superseded by the financial statements and notes thereto, the selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Result of Operations included in Eastern's Current Report on Form 8-K dated September 22, 1998;

          (q)  Form 8-K dated May 1, 1998;

          (r) Form 8-K dated May 20, 1998, excluding the financial statements and notes thereto, selected consolidated financial data, and the information contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations included therein, which have been superseded by the financial statements and notes thereto, the selected consolidated financial data, and the information contained under Management's Discussion and Analysis of Financial Condition and Result of Operations included in Eastern's Current Report on Form 8-K dated September 22, 1998;

          (s)  Form 8-K dated May 27, 1998;

          (t) Forms 8-K dated June 26, 1998 (both amended on Forms 8-K/A filed September 4, 1998);

          (u)  Form 8-K dated August 17, 1998;

          (v)  Form 8-K dated August 20, 1998;

          (w)  Form 8-K dated August 21, 1998;

          (x)  Form 8-K dated September 4, 1998;

          (y)  Form 8-K dated September 22, 1998; and

          (z)  Form 8-K dated September 30, 1998.

     (v) The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 0-16102), including all amendments and reports filed for the purpose of updating such description prior to the termination of the Offering.

     Additionally, all documents and reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATES. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO:
INVESTOR RELATIONS, EASTERN ENVIRONMENTAL SERVICES, INC., 1000 CRAWFORD PLACE, MT. LAUREL, NEW JERSEY 08054, (609) 235-6009. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION IS MADE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's Common Stock is quoted on Nasdaq, and reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where such contract or document has been filed as an exhibit to the Registration Statement, or other document incorporated by reference, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference.

               OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

     This Prospectus, as appropriately amended or supplemented, may, with the prior consent of the Company, be used from time to time by persons who have received Shares covered by this Prospectus in acquisitions of businesses or properties or interests therein by the Company, or their transferees, and who wish to offer and sell such Shares (such persons are herein referred to as the "Registered Stockholders" or a "Registered Stockholder") in transactions in which they and any broker-dealer through whom such Shares are sold may be deemed to be underwriters within the meaning of the Securities Act, as more fully described herein. The Company may consent to the use of this Prospectus for a limited period of time by the Registered Stockholders, subject to limitations and conditions that may be varied by agreement between the Company and the Registered Stockholders. Resales of such Shares may be made on Nasdaq, in the over-the counter market, in private transactions, or pursuant to underwriting agreements. See "Manner of Offering by Registered Stockholders."

     The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Printing, certain legal, filing and other similar expenses of the Offering will be paid by the Company. Registered Stockholders will bear all other expenses of the Offering, including brokerage fees and any underwriting discounts or commissions.

     There currently are no arrangements or understandings, formal or informal, pertaining to the distribution of any of the Shares by Registered Stockholders. See "Manner of Offering by Registered Stockholders."

                                 THE COMPANY

     Eastern Environmental Services, Inc. is a non-hazardous solid waste management company specializing in the collection, transportation, and disposal of residential, industrial, commercial, and special waste, principally in the eastern United States. In June 1996, the Company's Board of Directors and management team implemented an aggressive acquisition program in the solid waste industry.

     The Company believes that significant opportunities exist to acquire solid waste collection, transportation, and disposal businesses in the eastern United States and to develop within its existing markets. As part of its acquisition program, the Company reviews acquisition opportunities on an ongoing basis and is currently in various stages of negotiating the acquisition of additional solid waste management businesses. There can be no assurance that any of such acquisition negotiations will result in the actual acquisition of additional solid waste management businesses.

     The Company's principal executive offices are located at 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054, and its telephone number is
(609) 235-6009.


                              RECENT DEVELOPMENTS

     On August 17, 1998, the Company entered into a merger agreement (the "Merger Agreement") with Waste Management, Inc., a New York Stock Exchange listed, waste management company ("WMI"), pursuant to which a wholly-owned subsidiary of WMI will be merged with and into the Company (the "Merger"). As a result of the Merger, each stockholder of the Company will receive .6406 shares of WMI common stock in exchange for each share of Company Common Stock. The closing of the Merger is subject to customary closing conditions, including the requirements of obtaining approval from the Company's stockholders and certain governmental entities. There can be no assurance, however, that the Merger will occur.

     On August 19, 1998, a complaint (the "Complaint"), purporting to be a class action, was filed in Delaware Chancery Court, naming certain Eastern directors and Eastern as defendants and seeking to enjoin consummation of the Merger and compensatory damages. The Complaint alleges generally that Eastern directors breached their fiduciary duties to Eastern stockholders. Eastern believes that the allegations in the Complaint are without merit and intends to vigorously defend the case.

     Additional information concerning the Merger, as well as a copy of the Merger Agreement and the Complaint, is included in the Company's reports filed under the Exchange Act that are incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                 RISK FACTORS

     An investment in the shares of Common Stock being offered by this Prospectus involves a high degree of risk. In addition, this Prospectus and the Company's reports under the Securities Exchange Act of 1934, as amended, incorporated herein by reference (the "Incorporated Documents") contain forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found under "Risk Factors," as well as in this Prospectus and the Incorporated Documents generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus and the Incorporated Documents. Accordingly, prospective investors should consider carefully the following Risk Factors, in addition to the other information concerning the Company and its business contained in this Prospectus and in the Incorporated Documents, before purchasing the shares of Common Stock offered hereby.


RISKS ASSOCIATED WITH COMPLETING PENDING ACQUISITIONS

     The Company has entered into definitive agreements to acquire additional waste management businesses, the completion of which are subject to customary closing conditions, including due diligence and the requirements of obtaining certain governmental and other third party consents. No assurances can be given that the closing conditions will be satisfied or that the parties will be able to obtain such governmental and other third party consents. Accordingly, there can be no assurance that any of these pending acquisitions will occur.

HISTORY OF LOSSES; WORKING CAPITAL DEFICITS; CONTINUING CHARGES

     The Company has reported net losses and working capital deficits in prior fiscal years. In connection with the financing of its acquisitions and business growth, the Company has incurred, and anticipates that it will continue to incur, significant debt and interest charges under its revolving credit facility. In addition, the Company will continue to recognize a significant amount of goodwill amortization charges in connection with its acquisitions of collection and transportation businesses and transfer stations that are accounted for under the "purchase" method of accounting. Such goodwill is amortized over a period not to exceed 40 years depending on the business acquired, resulting in an annual non-cash charge to earnings during that period. As the Company continues to pursue its acquisition program, its financial position and results of operations may fluctuate significantly from period to period.

LIMITED OPERATING HISTORY IN REGARD TO SIGNIFICANT ASSETS

     The Company's acquisition of solid waste collection, transportation and disposal businesses from July 1, 1996 through June 30, 1998 contributed approximately $115 million or 96% of the Company's revenues for the six months year ended December 31, 1997 and approximately $265 million or 93% of the Company's assets at December 31, 1997. Because of the Company's relatively limited operating history with respect to these recently acquired businesses, no assurances can be given that the Company will be able to replicate or improve upon their historical financial performance.

ABILITY TO MANAGE GROWTH

     The Company's strategy of growing primarily through acquisitions has placed, and is expected to continue to place, significant burdens on the Company's management and on its operational and other resources. The Company will need to attract, train, motivate, retain and supervise its senior managers, technical professionals and other employees. Any failure to expand its management information system capabilities, to implement and improve its operational and financial systems and controls or to recruit appropriate additional personnel in an efficient manner and at a pace consistent with the Company's business growth, could have a material adverse effect on the Company's business and results of operations.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

     The rate of future growth and profitability of the Company is largely dependent on its ability to identify and acquire additional solid waste collection, transportation, and disposal businesses. This strategy involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including adverse short-term effects on the Company's reported operating results, diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with unanticipated problems or latent liabilities. There can be no assurance that acquisition opportunities will be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses, or that any business acquired by the Company will be integrated successfully into the Company's operations or prove profitable.

AVAILABILITY OF ACQUISITION TARGETS

     Increased competition for acquisition candidates may result in fewer acquisition opportunities being made available to the Company as well as less advantageous acquisition terms which may increase acquisition costs to levels that are beyond the Company's financial capability or that may have an adverse effect on the Company's business and results of operations. Accordingly, no assurance can be given as to the number or timing of the Company's acquisitions or as to the availability of financing necessary to complete an acquisition.
The Company also believes that a significant factor in its ability to consummate acquisitions following the Offering will be the attractiveness of the Common Stock as an investment to potential acquisition candidates. Such attractiveness may, in large part, be dependent upon the market price and capital appreciation prospects of the Common Stock compared to the equity securities of the Company's competitors. Many of the Company's competitors for acquisitions are larger, more established companies with significantly greater capital resources than the Company and whose equity securities may be more attractive than the Common Stock. To the extent the Common Stock is less attractive to acquisition candidates, the Company's acquisition program may be adversely affected.

ABILITY TO INTEGRATE ACQUIRED BUSINESSES AND ACHIEVE OPERATING EFFICIENCIES

     The Company is in the process of combining the businesses and assets that it has recently acquired into an integrated operating structure. This process may require, among other things, changes in the operation methods and strategies of these separate businesses. The future growth and profitability of the Company will be substantially dependent upon its ability to operate recently acquired companies as well as additional businesses that may be acquired in the future, and integrate them in the Company's operations. The Company's strategy is to achieve economies of scale and operating efficiencies through increases in its size resulting from acquisitions. There can be no assurance that the Company's efforts to integrate acquired operations will be effective or that expected efficiencies and economies of scale will be realized. The failure to achieve any of these results could have a material adverse effect on the Company's business and results of operations.

POTENTIAL LIABILITIES ASSOCIATED WITH ACQUISITIONS

     The businesses acquired by the Company may have liabilities that the Company does not discover or may be unable to discover during its preacquisition investigations, including liabilities arising from environmental contamination or noncompliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner or operator, may be responsible. Certain environmental liabilities, even if not expressly assumed by the Company, may nonetheless be imposed on the Company under certain legal theories of successor liability, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The businesses acquired by the Company handled and stored petroleum, motor oil, and other hazardous substances at their facilities. In the past, there may have been releases of these hazardous substances into the soil or groundwater. The Company may be required under federal, state, or local law to investigate and remediate this contamination, if any. Any indemnities or warranties, due to their limited scope, amount, duration, the financial limitations of the indemnitor or warrantor, or other reasons, may not fully cover such liabilities.

NEED FOR ADDITIONAL CAPITAL; POTENTIAL DILUTION

     The Company's acquisition program required a steady increase in capital, which is expected to continue in the future as the Company pursues its strategy. The Company has used with respect to completed acquisitions and intends to use with respect to future acquisitions a combination of Common Stock, cash and the assumption of debt as consideration. In the event the Company issues Common Stock to make future acquisitions, the Company's stockholders may experience dilution in the net tangible book value per share of Common Stock and a regular infusion of additional Common Stock into the capital markets. To the extent the Company is unable to use Common Stock to make future acquisitions, its ability to grow may be adversely affected. The Company's capital requirements also include working capital needs to maintain daily operations and significant capital expenditures for cell construction and expansion of its landfills, closure and post-closure care costs associated with its landfills, equipment purchases, and debt repayment obligations and/or financial assurance obligations. To the extent that generated cash is not sufficient to meet the Company's capital needs, the Company will be required to raise additional funds through bank borrowings (such as its existing credit facility) and significant additional equity and/or debt financings. No assurance can be given that additional funding will be available on terms favorable to the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are substantially dependent upon the services of its executive officers, particularly Louis D. Paolino, Jr., the Chairman of the Board, Chief Executive Officer, and President of the Company. The loss of the services of Mr. Paolino or one or more of the other executive officers of the Company could have a material adverse effect on the Company's business and results of operations. The Company does not maintain key-man life insurance policies on its executive officers.

DEPENDENCE ON THIRD PARTY LANDFILLS

     A substantial portion of the solid waste collected by the Company is delivered to third party landfills under informal arrangements or without long-term contracts. If these third parties increase their disposal fees and the Company is unable to pass along the increase to its customers, or if these third parties discontinue their arrangements with the Company and the Company is unable to locate alternative disposal sites, the Company's business and results of operations would be materially adversely affected.

EXTENSIVE PERMITTING AND LICENSING REQUIREMENTS

     The Company is required to obtain and maintain in effect various federal, state and local permits and licenses in connection with its solid waste collection and transportation operations. The Company also is required to obtain and maintain in effect various facility permits and other governmental approvals, including those related to environmental, zoning and land use, in order to develop and operate a landfill, a transfer station or a waste hauling operation, and is required to obtain additional permits and approvals to expand its existing landfill operations. These permits and approvals are difficult, time consuming, and costly to obtain, may be subject to community opposition, opposition by various local elected officials or citizens, regulatory delays and other uncertainties, and may be dependent upon the Company's facilities being included in state or local solid waste management plans and the Company's entering into satisfactory host agreements with local communities. In addition, operating permits may be subject to modification, renewal or revocation by the issuing agencies after issuance, which may increase the Company's obligations and reopen opportunities for opposition relating to the permits. Moreover, from time to time, regulatory agencies may impose moratoria on, or otherwise delay, the review or granting of these permits or approvals or such agencies may modify the procedures or increase the stringency of the standards applicable to the review or granting of such permits or approvals.

     There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity needed to replace existing capacity that becomes exhausted. The failure of the Company to obtain or maintain in effect a permit or approval significant to its business would have a material adverse effect on the Company's business and results of operations.

POTENTIAL PENNSYLVANIA LANDFILL RESTRICTIONS

     One of the Company's Pennsylvania landfill operations, acquired by the Company in December 1996, has been in existence since 1972. From 1972 to 1988, the 110-acre area of the landfill which received waste or was authorized by state permits to receive waste had either received all necessary local zoning approvals or was not required by local ordinance to receive a zoning permit or other approval to operate. In 1988, the Company received a state expansion permit for a 32-acre lined expansion area increasing the size of the permitted disposal area to 142 acres as well as a conditional use zoning approval from the local township. However, in 1990, the township adopted a new zoning ordinance which limited the height of municipal waste landfills to 35 feet above the original land contour. The landfill, as permitted in 1988 and as currently designed and permitted, exceeds the height limit in certain areas. The Company has maintained that the current permitted area is an existing nonconforming use and is not subject to the 35 foot height limitation imposed by the 1990 ordinance. If the township seeks to impose this limitation, and is successful, the existing permitted capacity of the landfill would be materially reduced resulting in significant costs to the Company.

KENTUCKY LANDFILL OBLIGATIONS

     The Company ceased operations at its Somerset, Kentucky landfill on June 30, 1995 because the existing permitted disposal area did not meet current state law design requirements. From June 30, 1995 to June 30, 1996, the Company operated a transfer station at the landfill site and disposed of waste at an alternate location. The Company simultaneously pursued a final state permit for an expansion area designed to meet the new state standards. The suspension of landfill operations and the diversion of waste to an alternate location had an adverse effect on the Company's operating results and the Company discontinued its transfer station operation on July 1, 1996. On July 1, 1997, the Company recommenced operation of its transfer station to fulfill the obligations of the disposal franchise until the Company's expansion area is completed. The Company received a final permit to construct its expansion area on October 14, 1996 (reissued February 26, 1997). The final permit issued for the Kentucky landfill expansion area incorporated the requirements contained in an October 8, 1996 Agreed Order which settled an administrative appeal filed by the Somerset Pulaski County Concerned Citizens Group. Prior to actual construction of the expansion area, the Company was required to complete an additional hydrogeologic investigation to confirm the adequacy of the groundwater monitoring program approved in the final permit. These studies are complete and indicate that the groundwater monitoring program is adequate. The Company, however, has not yet received final approval from the state regulatory authority with respect to the final permit.

GOVERNMENT REGULATION

     The Company is subject to extensive and evolving federal, state and local environmental laws and regulations that have become increasingly stringent in recent years as a result of greater public interest in protecting the environment. These laws and regulations affect the Company's business in many ways and will continue to impose substantial costs on the Company.

     The design, operation and closure of landfills is extensively regulated. These regulations include, among others, the regulations establishing minimum federal requirements adopted by the United States Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D (the "Subtitle D Regulations") of the Resource Conservation and Recovery Act of 1976 ("RCRA"). The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards, and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill units meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) designed to keep leachate out of groundwater and have extensive collection systems to collect leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection system operation. The Subtitle D Regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that protects human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed upon it by the EPA. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with Subtitle D Regulations' criteria. Most states have adopted extensive landfill regulations that have been updated or replaced with new regulations consistent with, or more stringent than, the Subtitle D Regulations. Failure to comply with these regulations could require the Company to undertake investigatory or remedial activities, to curtail or modify operations, or to close a landfill temporarily or permanently. Future changes in federal or state regulations may require the Company to modify, supplement or replace equipment or facilities at costs that may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of the Company whose facilities do not comply with the Subtitle D Regulations or its state counterparts. The Company's ultimate financial obligations related to any failure to comply with these regulations could have a material adverse effect on the Company's business and results of operations.

     The Company is also regulated under the Federal Water Pollution Control Act of 1972 (the "Clean Water Act") and the Clean Air Act, as amended in 1990 (the "Clean Air Act"). The Clean Water Act regulates the discharge of pollutants from a variety of sources, including landfills, into streams or other surface waters. If runoff or collected leachate from the Company's landfills or transfer stations is discharged into surface waters, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with federal storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water runoff from flowing into surface waters. The Clean Water Act also requires permits for discharges of fill material into wetlands. These permits, which are occasionally required for landfill construction or expansion, can take the form of categorical "nationwide permits," for which little paperwork is required, or site specific permits, which require detailed applications and extensive administrative review. Site-specific permits are issued by the Army Corps of Engineers, with input from the relevant state, pursuant to criteria developed by the U.S. EPA, and may require mitigation measures such as the creation of substitute wetlands.

     The Clean Air Act, including the 1990 amendments, provides for federal, state and local regulation of emissions of air pollutants into the atmosphere, including emissions resulting from landfill operations. The EPA recently promulgated new standards regulating air emissions of certain regulated pollutants from municipal solid waste landfills. The EPA and the states in which the Company has operated also have adopted regulations under Title V of the Clean Air Act requiring permits for certain disposal facilities. These standards, combined with the new permitting programs established under the 1990 Clean Air Act amendments, will subject many of the Company's landfills to new permitting requirements and may require the installation of gas recovery systems. Landfills located in areas with air pollution problems may be subject to even more extensive air pollution controls and emissions limitations. The Company's continued compliance with these existing and future regulations may impose a significant expense upon the Company which could have a material adverse effect on the Company's business and results of operations.

     The Occupational Safety and Health Act of 1970, as amended ("OSHA"), authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of those promulgated standards, including standards for notices of hazards, safety in excavation and the handling of asbestos, may apply to certain of the Company's operations.
OSHA regulations set forth requirements for the training of employees handling, or who may be exposed in the work place to, concentrations of asbestos-containing materials that exceed specified action levels. The OSHA regulations also set standards for employee protection, including medical surveillance, the use of respirators, protective clothing and decontamination units, during asbestos demolition, removal, or encapsulation as well as its storage, transportation, and disposal. In addition, OSHA specifies a maximum permissible exposure level for airborne asbestos in the workplace. The Company has no direct involvement in asbestos removal or abatement projects. However, asbestos-containing waste materials are accepted at certain of the Company's landfills that are authorized to accept such materials, and some of the Company's collection businesses receive asbestos-containing waste materials which have already been packaged and labeled. These packages are loaded onto the Company's vehicles by employees of the asbestos abatement contractors for transportation to and disposal at the Company's authorized landfills. Accordingly, OSHA regulations designed to minimize employees' exposure to airborne asbestos fibers and provide employees with proper training and protection generally apply to the Company's operations in the transportation, handling and disposal of asbestos waste.

     In addition, most states and municipalities in which the Company operates or may operate have adopted laws or requirements which limit or ban certain categories of waste or mandate the disposal or recycling of local refuse. These recycling laws and requirements have the effect of reducing landfill disposal tonnage. Additionally, certain permits and approvals, as well as state and local regulations, may seek to limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste. Legislative or regulatory restrictions generally have not withstood judicial challenges. However, from time to time, federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount that could be imported for disposal. This legislation would also authorize in certain instances local governmental units to mandate the flow of waste to certain designated facilities or impose other flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste or require the Company's collection operations to utilize certain designated sites. Such federal or state actions could have an adverse effect on the Company's landfills that receive a significant portion of waste originating from other states and on the Company's collection operations. A restriction on out-of-state waste also could result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business and results of operations could be adversely affected.

     Each state in which the Company currently operates, or may operate in the future, also has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and other solid waste management facilities. Many states also have programs that require investigation and clean-up of sites containing hazardous materials in a manner comparable to or more stringent than CERCLA. These statutes impose requirements for investigation and clean-up of contaminated sites and liability for costs and damages associated with such sites. Some of the state laws provide for the imposition of liens on property owned by responsible parties. Many municipalities also have ordinances, local laws and regulations affecting the Company's operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities.

REGULATION BY NEW YORK CITY TRADE WASTE COMMISSION

     In 1996, the New York City Council enacted Local Law 42 ("Local Law 42") in order to control the corrupting influence of organized crime on the waste hauling industry. Local Law 42 created the Trade Waste Commission (the "TWC") and established rules for licensing and regulating the operations of the commercial and industrial waste industry in New York City. The law prohibits the collection, disposal or transfer of commercial and industrial waste without a license issued by the TWC and requires TWC approval of all acquisitions or other business combinations in New York City proposed by all licensees. Each such acquisition or sale transaction generally must be submitted for review by the TWC 30 days before the transaction takes effect, although the amount of time required for review depends on the complexity of the transaction and the need to investigate the background of the principals involved. In September 1997, one of the Company's subsidiaries received a license from the TWC which enables it to conduct New York City collections operations. The license, like all TWC licenses, has a term of two years. The TWC also sets maximum rates for the industry and establishes operational requirements. The Company's New York City collection operations are subject to Local Law 42, which could preclude or materially impact the Company's operations in this region, the time and cost of completing future acquisitions in this region, and the rates which may be charged for collection services.

PUBLIC UTILITY REGULATION

     The rates that the Company may charge at its West Virginia landfill for the disposal of municipal solid waste are regulated by the West Virginia Public Service Commission. Rate regulation in West Virginia and the adoption of rate regulation in other states in which the Company owns landfills could have an adverse effect on the Company's business and results of operations.

POSSIBLE LEGAL ACTION

     Companies in the solid waste management business, including the Company, are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizen groups. These governmental agencies may seek to impose fines or penalties on the Company, to revoke or deny renewal of the Company's operating permits or licenses for violations or alleged violations of environmental laws or regulations, or require that the Company make expenditures to remediate potential environmental problems relating to waste disposed of or stored by the Company or its predecessors, or resulting from its or its predecessors' transportation and collection operations. Any adverse outcome in these proceedings could have an adverse effect on the Company's business and results of operations and may subject the Company to adverse publicity. The Company may also be subject to actions brought by local governments, individuals or community groups in connection with the permitting or licensing of its operations, any alleged violation of such permits or licenses, or other matters.

POTENTIAL ENVIRONMENTAL LIABILITY

     GENERAL. The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from the conditions existing prior to the acquisition of such facilities by the Company. The Company also may be subject to liability from any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's business and results of operations.

     CERCLA imposes strict, joint, and several liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances regardless of when the hazardous substance was first detected. Similar liability is imposed upon the generators of waste that contains hazardous substances and hazardous substance transporters that select the treatment, storage, or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally liable for the expense of investigation, clean-up and natural resource damages relating to environmental contamination, regardless of whether they exercised due care or complied with all relevant laws and regulations. These costs can be substantial. Liability can be based upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA and is not limited to the disposal of "hazardous wastes," as statutorily defined. It is likely that hazardous substances have in the past come to be located in landfills which the Company has been associated as an owner or operator or as a result of its solid waste collection operations. Moreover, the Company's solid waste collection operations may have transported hazardous substances in the past and may do so on occasion in the future.

     The National Emission Standards for Hazardous Air Pollutants ("NESHAPs") regulate the collection, packaging, transportation and disposal of asbestos-containing material. NESHAPs regulate visible emissions of asbestos fibers to outside air and require emissions controls and appropriate work practices. Asbestos is listed as a hazardous substance under CERCLA. A few states have classified asbestos as hazardous waste and require appropriate handling and disposal practices. The Company transports and disposes of asbestos-containing materials. There can be no assurance that the Company will not face claims resulting from environmental liabilities relating to these and other materials in its solid waste management operations.

     PENNSYLVANIA LANDFILL. Prior to 1990, one of the Company's Pennsylvania landfills disposed of municipal solid waste in an unlined disposal area. This unlined area was operated by the former owner and has caused localized groundwater contamination. As a condition to a recent permit modification, the Company has agreed to remove all waste from unlined areas to remove the source of contamination and relocate the waste to a Subtitle D approved disposal area at the landfill. For the period of trash relocation, the Company will operate a groundwater removal and treatment system which has received a permit for the associated surface water discharge. Relocation of solid waste began in April 1997 and is scheduled to be completed over a 12-year period in connection with new pad construction. At December 31, 1997, the Company had accrued approximately $5.4 million for such relocation. An additional condition of the permit modification requires groundwater monitoring of five private water supply wells off-site. Low levels of volatile organic compounds have been detected in two of these private water supply wells. The Company has not established a specific financial reserve for potential costs relating to this remediation or any additional potential liabilities associated with this contamination, but it is not expected to be significant. The Company currently believes that ultimate resolution of these matters should not be material to it and should not have a material adverse effect on its business or results of operations. However, there can be no assurance that the Company's ultimate financial obligations related to these matters will not have a material adverse effect on the Company's business and results of operations.

     SUPERFUND LIABILITY. One of the Company's solid waste collection subsidiaries is a party to a Superfund litigation, which has been settled by substantially all of the defendants. The Company is being defended in this action by one of its insurance carriers, which did not accept a $13,000 settlement offer. Because the settlement offer was not accepted, the Company could be subject to claims for any deficiency between the amount contributed by all settling parties and the actual costs of remediating the site. While the Company has no reason to believe that any such claims will be asserted and has no meaningful basis to estimate the amount of such claims, no assurances can be given that they would not be brought or that the amount claimed would not be substantial. Were any such claim to be asserted, the Company would expect to vigorously defend them and believes that its liability, if any, would be either covered by insurance or, under applicable law, the responsibility of the carrier because of its failure to accept settlement. However, no assurances can be given that insurance proceeds would cover the entire amount of the claim or that the Company would prevail in any action against the carrier. Accordingly, there can be no assurance that the Company's ultimate financial obligations related to this matter will not have a material adverse effect on the Company's business and results of operations.

POTENTIAL INADEQUACY OF ACCRUALS FOR CLOSURE AND POST-CLOSURE COSTS

     The Company has material financial obligations relating to closure and post-closure costs of the landfills it operates. While the precise amounts of these future obligations cannot be determined, the Company estimated the total costs to be approximately $29.3 million for final closure of its landfills, of which $9.5 million had been accrued at June 30, 1998. The Company makes an accrual for these costs based on consumed airspace in relation to the management's estimate of total available airspace of the landfills. Post-closure monitoring costs pursuant to applicable regulations (generally for a term of 30 to 40 years after final closure) are estimated at $18.5 million. At June 30, 1998, the Company had accrued $6.1 million for such projected post-closure costs. The Company will provide additional accruals based on engineering estimates of consumption of permitted landfill airspace over the useful lives of its landfills. There can be no assurance that the Company's ultimate financial obligations for actual closing or post-closing costs will not exceed the amount then accrued and reserved or amounts otherwise receivable pursuant to insurance policies or trust funds. Such a circumstance could have a material adverse effect on the Company's business and results of operations.

ABILITY TO MEET BONDING REQUIREMENTS

     The Company is required to post a form of financial assurance at its landfills to ensure proper closure and post-closure monitoring and maintenance. Additionally, some of the Company's collection and transportation contracts require performance and payment bonds to guarantee project completion and certain states may require collateral bonds to secure compliance with hazardous waste transportation requirements. The Company's ability to meet these bonding requirements is contingent upon the Company's performance record and creditworthiness. Any inability by the Company to maintain bonding capacity or a sizable increase in payment could have a material adverse impact on the Company's business and results of operations.

LIMITS ON INSURANCE COVERAGE

     The Company carries insurance covering its assets and operations, including pollution liability coverage. Specifically, each of the Company's landfills has pollution liability coverage of $5.0 million per occurrence or $5.0 million in the aggregate subject to a $500,000 deductible per occurrence. Nevertheless, there can be no assurance that the Company's insurance will provide sufficient coverage in the event an environmental claim is made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim against the Company of sufficient magnitude could have a material adverse effect on the Company's business and results of operations. The Company also is subject to the risk of claims by employees and others made after the expiration of the policy coverage period, including asbestos-related illnesses (such as asbestosis, lung cancer, mesothelioma and other cancers), which may not become apparent until many years after exposure. From May 15, 1985 through April 28, 1988, the Company carried claims-made general liability coverage. Any claims presented on the basis of exposure during that period may not be covered by insurance and any liability resulting therefrom could, consequently, have an adverse effect on the Company's business and results of operations.

WASTE REDUCTION PROGRAMS

     Alternatives to landfill disposal, such as recycling, incineration and composting, are increasingly being used. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain types of wastes at landfills. Many states (including states in which the Company operates) have enacted laws that require counties to adopt comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling or other programs. Some states (including most states in which the Company operates) have adopted legislation that prohibits the disposal of yard waste, tires, and other items in landfills. These developments could result in a reduction in the volume of waste destined for landfills in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. Such effects could have a material adverse effect on the Company's business and results of operations.

COMPETITION

     The solid waste management industry is highly competitive and the Company believes that industry consolidation will increase competitive pressures. The Company competes with several large national waste management companies, including Waste Management, Inc., Browning Ferris Industries, Inc. and Allied Waste Industries, Inc. A number of these competitors have significantly greater financial, technical, marketing and other resources than the Company. The Company also competes with numerous well-established smaller, local or regional firms. In addition, municipalities that operate their own waste collection and disposal facilities often enjoy the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions. Increased competition from these companies or municipalities could have a material adverse effect on the Company's business and results of operations.

     The Company provides residential collection services under municipal contracts with terms ranging from one to five years. As is customary in the waste management industry, such contracts come up for competitive bidding periodically and there is no assurance that the Company will be the successful bidder or will be able to retain such contracts. If the Company is unable to replace any contract lost through the competitive bidding process with a comparable contract within a reasonable time period or to use any surplus equipment in other service areas, the Company's business and results of operations could be adversely affected.

SEASONALITY; ECONOMIC CONDITIONS

     The Company's revenues tend to be somewhat lower in the winter months. This is primarily attributable to the fact that the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months and the volume of industrial and residential waste in the regions in which the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may affect the Company's operations by interfering with collection, transportation and disposal operations, delaying the development of landfill capacity, and/or reducing the volume of waste generated by the Company's customers, which could have a material adverse effect on the Company's business and results of operations.

     The Company's business is affected by general economic conditions, both nationally and in the geographic regions in which the Company's operations are currently located. There can be no assurance that a national or local economic downturn will not result in a reduction in the volume of waste being collected, transported and disposed of by the Company and/or the prices that the Company can charge for its services.

ANTI-TAKEOVER PROVISIONS; CHANGE IN CONTROL PROVISIONS

     The Company's Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Preferred Stock. No shares of preferred stock are outstanding as of the date of this Prospectus. It is not possible to state the precise effect of preferred stock upon the rights of the holders of the Company's Common Stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series or classes of the preferred stock. However, such effect might include:
(i) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of preferred stock, and restrictions on dividends on Common Stock if dividends on the preferred stock are in arrears; (ii) dilution of the voting power of the Common Stock to the extent that the preferred stock has voting rights; and (iii) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the preferred stock.

     The preferred stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company and may therefore have an anti-takeover effect. Issuances of authorized preferred shares can be implemented and have been implemented by some companies in recent years with voting or conversion privileges intended to make acquisition of the Company more difficult or costly. Such an issuance could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

     In addition, certain of the Company's executive officers that have entered into employment agreements with the Company will be entitled to receive certain bonuses in cash or Common Stock upon a change in control of the Company in such amounts that, in the aggregate, could have an adverse effect on the Company's liquidity and capital resources. Accordingly, such provisions could discourage or prevent bids to take over the Company and decrease values that would otherwise be obtained by stockholders for their Common Stock.

     The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders.

CONTROL BY MANAGEMENT

     Executive officers and directors of the Company as a group beneficially own a significant amount of the outstanding shares of Common Stock. As a result, these existing stockholders, if acting together, will be able to influence significantly the election of individuals to the Board of Directors and the outcome of other matters submitted for stockholder consideration.

VOLATILITY OF STOCK PRICE

     The market price of the Common Stock has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's quarterly revenues and operating results, the Company's ongoing acquisition program, governmental regulations, market conditions for waste management Stocks in general, and economic conditions generally may have a significant impact on the market price of the Common Stock. In addition, as the Company pursues its acquisition program, it may agree to issue shares of Common Stock that will generally become available for resale which may have an impact on the market price of the Common Stock.

LACK OF CASH DIVIDENDS ON COMMON STOCK

     The Company does not expect to pay any cash dividends on the Common Stock in the foreseeable future. Any cash otherwise available for such dividends will be reinvested in the Company's business. In addition, the Company's current credit facility agreement prohibits the payment of cash dividends without prior bank approval.

YEAR 2000 DISCLOSURE

     Currently, there is significant uncertainty regarding the impact of the Year 2000 on information systems, such as those used by the Company. The Company does not currently believe that the effects of any Year 2000 non-compliance on the Company's information systems should have any material adverse impact on the Company's business or results of operations; however, there can be no assurance that the Company will not incur expenses or experience business disruption as a result of system problems associated with the century change.


                                 ACQUISITION TERMS

     This Prospectus covers Shares of Common Stock that may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible debt securities issued in connection with such acquisitions.

     It is expected that the terms of acquisitions involving the issuance of the shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the Shares issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the Shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act, and any such fee may be deemed to be underwriting commissions or discounts under the Securities Act.

     This Prospectus, as amended or supplemented if appropriate, has also been prepared for use, with the Company's permission, by the persons who have received or will receive shares issued in Company acquisitions, including Shares sold hereunder, and who wish to offer and sell such Shares, upon terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act. Any profits realized on such sales by such persons may be regarded as underwriting compensation under the Securities Act.

                                 USE OF PROCEEDS

     This Prospectus relates to Shares of Common Stock of the Company that may be offered and issued by the Company from time to time in connection with the acquisition of other businesses and properties and interests therein, and upon exercise or conversion of warrants, options, convertible notes, or other similar instruments issued by the Company from time to time in connection with any such acquisition. Other than the business or properties acquired, there usually will be no proceeds to the Company from these offerings. However, in situations where the Company issues warrants or options to purchase Common Stock in connection with an acquisition, any proceeds received by the Company upon the exercise of such warrants or options will be used for general corporate purposes. When this Prospectus is used by a Registered Stockholder in a public reoffering or resale of Common Stock acquired pursuant to this Prospectus, the Company will not receive any proceeds from such sale by the Registered Stockholder.

                 MANNER OF OFFERING BY REGISTERED STOCKHOLDERS

     This Prospectus, as appropriately amended or supplemented, may, with the consent of the Company, be used from time to time by a Registered Stockholder, or its transferees, to offer and sell the Shares in transactions in which the Registered Stockholder and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

     The Company anticipates that resales of the Shares by a Registered Stockholder may be effected from time to time on the open market in ordinary brokerage transactions on Nasdaq, or such other security exchange on which the Common Stock may be listed, in the over-the-counter market, or in private transactions (which may involve crosses and block transactions). The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of Nasdaq may be engaged to act as the Registered Stockholder's agent in the sale of the Shares by the Registered Stockholder and/or may acquire Shares as principal. Broker-dealers participating in such transactions as agents may receive commissions from the Registered Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of Nasdaq, which commissions may be at negotiated rates where permissible.

     Participating broker-dealers may agree with the Registered Stockholder to sell a specified number of Shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the Registered Stockholder to purchase as principal any unsold Shares at the price required to fulfill the broker-dealers commitment to the Registered Stockholder. In addition or alternatively, Shares may be sold by the Registered Stockholder, and/or by or through other broker-dealers in special offerings, exchange distributions, or secondary distributions pursuant to and in compliance with the governing rules of Nasdaq, and in connection therewith commissions in excess of the customary commission prescribed by the rules of Nasdaq may be paid to participating broker dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating brokers-dealers in excess of such customary commission. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on Nasdaq or such other securities exchange on which the Common Stock may be listed, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such Shares.

     The Registered Stockholder and any brokers, dealers, agents, member firm or others that participate with the Registered Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

     In order to comply with certain states securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the` Company by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, counsel for the Company.

                                    EXPERTS

     The consolidated financial statements of Eastern Environmental Services, Inc. at December 31, 1997 and June 30, 1997 and 1996 and for the six-month period ended December 31, 1997 and each of the three years in the period ended June 30, 1997 appearing in the Company's Current Report on Form 8-K (dated September 22, 1998), which are incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein which, as to the six-month period ended December 31, 1997 and each of the three years in the period ended June 30, 1997, is based in part on the reports of Christopher Rayner & Associates., independent auditors, and as to each of the two years in the period ended June 30, 1996, is based in part on the reports of Bardall, Weintraub P.C. and Paternostro, Callahan, & DeFreitas, LLP, independent auditors. Such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE REGISTERED STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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                               TABLE OF CONTENTS

                                                            Page
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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............  2
AVAILABLE INFORMATION......................................  5
OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS..........  6
THE COMPANY................................................  7
RECENT DEVELOPMENTS........................................  7
RISK FACTORS...............................................  8
ACQUISITION TERMS.......................................... 17
USE OF PROCEEDS............................................ 18
MANNER OF OFFERING BY REGISTERED STOCKHOLDERS.............. 18
LEGAL MATTERS.............................................. 19
EXPERTS.................................................... 19

                               7,500,000 Shares


                                 Common Stock

                     EASTERN ENVIRONMENTAL SERVICES, INC.

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                                   PROSPECTUS

                               OCTOBER 27, 1998

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